Exhibit 99.1

Escalade Reports Third Quarter Results

EVANSVILLE, Ind., Oct. 29, 2015 /PRNewswire/ -- Escalade, Incorporated (NASDAQ: ESCA) announced that revenues for the third quarter of 2015 were up 9% over the same quarter in the prior year due to incremental sales from acquisitions closed during the past year. Year to date revenues have increased 15% over the same period in the prior year due to organic growth and acquisitions. The Company generated net income from continuing operations for the quarter of $2.0 million, or $0.14 diluted earnings per share compared to net income from continuing operations of $3.8 million or $0.27 diluted earnings per share for the same quarter in 2014. For the first nine months of 2015, net income from continuing operations was $8.7 million or $0.61 diluted earnings per share, while the first nine months of 2014 showed net income from continuing operations of $8.9 million with $0.63 diluted earnings per share.

Gross margin ratio from continuing operations for the third quarter of 2015 declined from the same period in 2014 due to decreased sales and margins in archery and increased research and development spending on new products. Selling, general and administrative expenses (SG&A) were $6.9 million for the third quarter of 2015 compared to $4.9 million for the same period in 2014, an increase of $2.0 million or 41%. The increase in SG&A is primarily due to increased operating costs related to acquisitions, timing of selling and administration expenditures, marketing efforts in new categories acquired during 2014 and expenditures in new products to be introduced in late 2015 and 2016.

Net income from continuing operations was adversely impacted by foreign currency exchange rates associated with our 50% ownership of Stiga, headquartered in Sweden.

"We continue to make strategic investments in acquisitions, including the previously announced purchases of Onix Sports, Inc. and Goalsetter Systems, Inc. during the third quarter" stated Robert J. Keller, President and Chief Executive Officer of Escalade, Inc. "We remain confident in our strategy to grow our sports and outdoor recreation equipment business through internal innovation and acquisitions, while maintaining a strong balance sheet and dividend for our shareholders."

Escalade is a leading manufacturer and marketer of sporting goods products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Patrick Griffin, Vice President of Corporate Development & Investor Relations at 812/467-4449.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, Escalade's ability to achieve its business objectives, especially with respect to its Sporting Goods business on which it has chosen to focus, Escalade's ability to successfully achieve the anticipated results of strategic transactions, including the integration of the operations of acquired assets and businesses and of divestitures of non-core assets and businesses, the continuation and development of key customer and supplier relationships, disruptions or delays in our supply chain, Escalade's ability to control costs, general economic conditions, fluctuation in operating results, changes in foreign currency exchange rates, changes in the securities market, Escalade's ability to obtain financing and to maintain compliance with the terms of such financing and other risks detailed from time to time in Escalade's filings with the Securities and Exchange Commission. Escalade's future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this report.

Escalade, Incorporated and Subsidiaries
Consolidated Condensed Statements of Operations
(Unaudited, In Thousands Except Per Share Data)

	Three Months Ended		Nine Months Ended		Twelve Months Ended
All Amounts in Thousands Except Per Share Data	October 3, 2015	October 4, 2014	October 3, 2015	October 4, 2014	October 3, 2015	October 4, 2014

Net sales	$ 34,584	$ 31,599	$111,798	$ 97,332	$ 152,441	$ 135,496

Costs, Expenses and Other Income
Cost of products sold	25,156	21,945	78,336	67,102	108,146	96,162
Selling, administrative and general expenses	6,905	4,871	21,018	16,865	27,091	22,716
Amortization	650	567	2,127	1,894	2,854	2,456

Operating Income	1,873	4,216	10,317	11,471	14,350	14,162

Interest expense	108	133	340	324	463	407
Other expense (income)	(1,108)	(1,914)	(2,356)	(2,315)	(4,767)	(4,384)

Income Before Income Taxes from Continuing Operations	2,873	5,997	12,333	13,462	18,654	18,139

Provision for Income Taxes from Continuing Operations	845	2,160	3,586	4,594	5,430	6,144

Net Income from Continuing Operations	2,028	3,837	8,747	8,868	13,224	11,995

Discontinued operations
Loss from operations	--	(379)	--	(395)	(216)	(286)
Loss on classification as held for sale	--	--	--	(12,945)	--	(12,945)
Gain on disposal (includes $2,565 of accumulated other comprehensive income reclassification from foreign currency translation adjustment)	--	5,591	--	6,138	(209)	6,138
Provision (Benefit) for Income Taxes	--	(4,572)	--	(6,121)	22	(5,933)
Net Income (Loss) from discontinued operations	--	9,784	--	(1,081)	(447)	(1,160)

Net Income	$ 2,028	$ 13,621	$ 8,747	$ 7,787	$ 12,777	$ 10,835

Basic Earnings Per Share Data:
Income from continuing operations	$ 0.14	$ 0.28	$ 0.62	$ 0.64	$ 0.94	$ 0.88
Income (Loss) from discontinued operations	--	0.70	--	(0.08)	(0.03)	(0.09)
Net Income	$ 0.14	$ 0.98	$ 0.62	$ 0.56	$ 0.91	$ 0.79

Diluted Earnings Per Share Data:
Income from continuing operations	$ 0.14	$ 0.27	$ 0.61	$ 0.63	$ 0.93	$ 0.86
Income (Loss) from discontinued operations	--	0.69	--	(0.08)	(0.03)	(0.08)
Net Income	$ 0.14	$ 0.96	$ 0.61	$ 0.55	$ 0.90	$ 0.78

Average shares outstanding	14,120	13,922	14,069	13,821	14,043	13,672

Escalade, Incorporated and Subsidiaries
Consolidated Condensed Balance Sheets
(In Thousands)

	October 3, 2015 (Unaudited)	December 27, 2014 (Audited)	October 4, 2014 (Unaudited)
Assets
Current assets	$ 79,227	$ 68,851	$ 78,611
Property, plant & equipment, net	13,848	11,596	10,858
Other assets	36,321	32,559	28,072
Goodwill	20,142	14,875	13,242
Total	$149,538	$ 127,881	$ 130,783

Liabilities and Stockholders' Equity
Current liabilities	$ 48,833	$ 31,746	$ 34,169
Other liabilities	6,781	6,356	8,816
Stockholders' equity	93,924	89,779	87,798
Total	$ 149,538	$ 127,881	$ 130,783

Logo - http://photos.prnewswire.com/prnh/20130830/MM72120LOGO